Jan. 10, 2018 Contact: Media Relations (206) 304-0008 newsroom@alaskaair.com Horizon Air names Gary Beck President and Chief Executive Officer, and Constance von Muehlen Chief Operating Officer SEATTLE — Alaska Air Group today announced that Gary Beck will be Horizon Air’s new president and chief executive officer, and Constance von Muehlen will be its chief operating officer. Beck is not a newcomer to Alaska Air Group, having served Alaska Airlines from 2008 to June 2015 as vice president of flight operations. “Gary earned the trust of his team and built a strong culture, implemented sound operational processes and invested wisely in technology, all to make Alaska’s Flight Operations organization one of the leading in the world,” said Brad Tilden, chairman and CEO of Alaska Air Group. “He is a seasoned leader with a tremendous amount of fire in his belly, and I believe our Horizon Air colleagues will really enjoy working with him as he leads Horizon into the next era.” Von Muehlen is a former U.S. Army Black Hawk helicopter pilot and seven-year veteran of Alaska Airlines Maintenance and Engineering division. “Constance is an extremely strong leader,” said Tilden. “Her safety acumen, professionalism, and focus on results is proven, but in addition to that she is a people person, known for building strong teams and inspiring others. She, along with Gary, will nurture and strengthen the Horizon culture and improve processes to position Horizon as a strong competitor.” In his role at Alaska, Beck oversaw 1,600 pilots in Alaska, California and Washington and was responsible for ensuring a safe, reliable and compliant flight operation. In addition, he introduced the airline’s Greener Skies initiative, and ushered in technology game-changers such as pilot iPads and a paperless flight deck. After retiring from Alaska, Beck continued to serve as the airline’s delegate on the NextGen Advisory Committee Sub Committee (NACSC), where he testified before the U.S.

Senate on the airline’s behalf. Since May 2016, he has led a joint Alaska Airlines/Virgin America integration team working towards obtaining a Single Operating Certificate. He holds a certificate in negotiations from Harvard Law School, an executive management certificate from UCLA's Anderson School of Management and studied aerospace engineering at Central Texas College and business administration at Northern Illinois University He is a qualified pilot on multiple aircraft with over 15,000 flight hours. Von Muehlen was most recently managing director of airframe, engine and component maintenance repair and overhaul. Before that, she served as director of engine maintenance. During the last year, she led the integration of Virgin America’s and Alaska’s maintenance operations. Prior to Alaska, von Muehlen spent 20 years in aviation maintenance leadership at Pratt and Whitney and at Air Canada. She received her initial leadership training as a captain in U.S. Army Aviation serving tours of duty in Germany, Iraq, Turkey and Korea between 1990 and 1996. She holds a bachelor’s degree from Johns Hopkins University, a certificate in Executive Leadership Training from Darden School at the University of Virginia and is a Six Sigma-certified black belt and master black belt in process improvement. She is completing an executive MBA at the Foster School of Business, University of Washington this spring. “There are a lot of positive things happening at Horizon Air, including the introduction of new E-175 jets, a new pilot training and career development program, and very good operational performance in the last few months, said Tilden. “The addition of Gary and Constance will do nothing but strengthen Horizon in the years ahead.” Alaska Airlines, together with Virgin America and its regional partners, flies 40 million guests a year to more than 115 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada, Costa Rica and Cuba. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Carriers in North America” in the J.D. Power North America Satisfaction Study for 10 consecutive years from 2008 to 2017. Learn more about Alaska’s award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines, Virgin America and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK). # # #